Laurence Sookochoff, P. Eng

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated January 10, 2006 entitled “Geological Evaluation Report on the Ideal Property”, my report dated April 3, 2006 on the results of Phase I of the recommended exploration program for the Ideal Property, and my report dated July 8, 2006 on the results of Phase II of the recommended exploration program for the Ideal Property, in Amendment No. 6 to the Registration Statement on Form SB-2/A of Aztek Ventures Inc. to be filed with the United States Securities and Exchange Commission.

Dated the 18th day of January, 2007.

/s/ Laurence Sookochoff

LAURENCE SOOKOCHOFF
CONSULTING GEOLOGIST